Date this day of 2007.

HIP SHING HONG DEVELOPMENT COMPANY LIMITED
the lawful attorney of
ASSOCIATED BUILDERS CORPORATION LIMITED,
ABERDEEN DEVELOPMENT CORPORATION LIMITED
and FIVE UP INVESTMENT COMPANY LIMITED

and

WEALTHCRAFT SYSTEMS LIMITED

TENANCY AGREEMENT

in respect of

Unit A, 9/F of On Hing Building,
No. 1 On Hing Terrace,
Central,
Hong Kong.

DUPLICATE or COUNTERPART
Original Stamped with
$ 2461

PARTICULARS
(Subject to terms and conditions of the Agreement)

COLUMN 1	COLUMN 2
Date of Agreement	25 JAN 2007
Landlord	HIP SHING HONG DEVELOPMENT COMPANY LIMITED the lawful attorney of ASSOCIATED BUILDERS CORPORATION LIMITED, ABERDEEN DEVELOPMENT CORPORATION LIMITED and FIVE UP INVESTMENT COMPANY LIMITED whose respective registered office are all situated at 23rd Floor, Hip Shing Hong Centre, No. 55 Des Voeux Road Central, Hong Kong Tel : 2521-2246
Tenant	Wealthcraft Systems Limited whose registered office is situated at Room 1005, 10/F., Universal Trade Centre, No.3 Arbuthnot Road, Central, Hong Kong. Tel : 3586-8236 KELLY TALLAS / BETTY AU YEUNG Contact Person : ~~Keylly Talls/Betty Au Leung~~
Premises	All that Unit A, 9th Floor of On Hing Building, No. 1 On Hing Terrace, Central, Hong Kong which is for the purpose of identification only shown coloured pink on the plan annexed hereto.
Term	Two years from 15th January 2007 to 14th January 2009 (both days inclusive).
Rent-free Period	One month starting 15th January 2007 to 14th February 2007, but not free of rates and management fee.
Tenancy Commencement Date	15th day of January 2007.
Rent	HONG KONG DOLLARS TWENTY THREE THOUSAND THREE HUNDRED AND NINETY TWO ONLY (HK$23,392.00) per calendar month, exclusive of rates and management fee.
Rates	HK$2,062.50 per quarter payable quarterly in advance to the landlord and is subject to actual assessment by the government of the HKSAR.
Management Fee and Air-Conditioning Fee	HK$3,808.00 (Hong Kong Dollars Three Thousand Eight Hundred and Eight Only) per month payable in advance and is subject to change from time to time by the Landlord according to clause 3(a) hereof.
Rent Payment Days	1st day of every calendar month
Security Deposits	Total deposit of HK$83,662.50 comprises of :- HK$70,176.00 being rental deposit; HK$11,424.00 being management fee deposit; & HK$2,062.50 being rates deposit.
Permitted Use	As offices in connection with the Tenant's lawful business under the trade name of "Wealthcraft Systems Limited".
Hours of Air-conditioning Supply	8:30 a.m. to 7:00 p.m. from Mondays to Fridays 8:30 a.m. to 2:00 p.m. on Saturdays and is subject to change by the Building Manger. No supply on Sundays and Public Holidays
Break Clause	N.A.
Option to renew	N.A.

STAMP DUTY HONG KONG 00005

THIS AGREEMENT is made on the date stated as the Date of Agreement in the Particulars BETWEEN (1) the Landlord and (2) the Tenant

WHEREBY IT IS AGREED as follows :-

1. In this Agreement the following expressions have the following meanings :-

(a) expressions in Column 1 of the preceding table hereof have the meanings assigned to them by Column 2 thereof;

(b) the Landlord includes its successors in title.

2. The Landlord shall let and the Tenant shall take the Premises and agrees to take over (if any) all existing fixtures and fittings ("the said Fixtures and Fittings") on an as-is basis ALL THAT the Premises for the Term from the Commencement Date paying therefore during the Term the Rent, rates, and management fee payable in advance on the Rent Days free of all deductions whatsoever the first payment to be made on the execution hereof. The Landlord shall not be liable to the Tenant in respect of the said Fixtures and Fittings and gives no warranty whatsoever as to the state and conditions and whether they comply with the requirements of the relevant governmental or other competent authorities, and/or any statutory provisions and the Tenant shall have no claim whatsoever in respect thereof against the Landlord. Together with the use in common with the Landlord and all others having the like right of the entrances, staircases, landings, passages and lavatories (if any) in the Building in so far as the same are necessary for the proper use and enjoyment of the Premises And Together with the use in common as aforesaid of the lifts (if any) whenever the same shall be operating for such term YIELDING AND PAYING therefore throughout such rent, rates and management fee in such manner more particularly described and set out in the Particulars in the preceding table.

3. The Tenant to the intent that the obligations hereunder shall continue throughout the said term of tenancy hereby agrees with the Landlord as follows :-

(a) To pay the said rent and management fee on the days and in manner hereinbefore provided for Provided Always that if at any time during the term of tenancy hereby created the management fee is increased the Landlord shall be entitled to serve a notice in writing upon the Tenant informing the Tenant of the increase and such increased management fee shall be payable in lieu of the management fee provided for herein. When any notice of increase shall be sent by Landlord or Management Agent to the Tenant, the Landlord's or Management Agent's assessment of the increase shall be final and conclusive.

(b) (i) To pay specific attention not to damage in any way, whether by way of decoration works or otherwise, the curtain wall of the Premises, and to indemnify the Landlord for any such damage, if any.

(ii) To reimburse to the Landlord the cost of replacing all broken and damaged windows, window panes where applicable whether the same be broken or damaged by the negligence of the Tenant.

(iii) Not to decorate the Premises with any wall-paper or other wall coverings unless the Landlord has given prior approval in writing which will be given only if the Tenant has procured a written undertaking so as to ensure that the Tenant will remove the wall paper or wall coverings on the expiry of the Tenancy or its early determination and to make good the wall according to the First Schedule.

(iv) To reimburse to the Landlord the cost of repairing or replacing any air-conditioning fan-coil unit or other part of the air-conditioning apparatus or installation within the Premises which is damaged or rendered defective.

(c) To keep all the interior of the Premises including the flooring and interior plaster or other finishes or rendering to walls, floors and ceilings and the shop front external grilles or shutters to the Premises and the Landlord's fixture and fittings therein and all additions (whether of the Landlord or the Tenant) including (without limitation and wherever the same shall be installed in or upon the Premises) all drains, pipes (whether concealed or not), doors, windows, lavatories, water apparatus, electrical, and gas installations and wirings light fittings and fire fighting apparatus and suspended ceilings, raised flooring, air-conditioning plant and duct, fan coils units, exhaust ducts, scrubber and carbon filters, grease traps and painting, paper and decoration thereof in good, clean

tenantable substantial and proper repair and condition and properly preserved and painted and so to maintain and repair the same at the expense of the Tenant and to deliver up the same to the Landlord at the expiration or sooner determination of the term in like condition.

(d) To pay and discharge all rates, taxes, assessment duties, charges, impositions and outgoings of an annual or recurring nature now or hereafter to be assessed, imposed or charged by the Government of Hong Kong or other lawful authority upon the Premises or upon the owner or occupier thereof (Government Rent and Property Tax only excepted).

(e) To pay and discharge all charges for gas, water and electricity consumed in the Premises which are operated from the Tenant's own metered supply (Tenant is responsible to apply for its own meters).

(f) To pay to the Landlord on the execution of this Agreement the sums specified in the Particulars in the preceding table as such deposit as described therein for securing the due performance and observance of the terms and conditions herein contained and on the part of the Tenant to be performed and observed. Such deposit shall remain deposited with the Landlord throughout the currency of this Agreement free of any interest to the Tenant with the right for the Landlord (without prejudice to any other right or remedy hereunder) to deduct therefrom the amount of any rent rates and other charges payable hereunder and any costs expenses loss or damages sustained by the Landlord as the result of any non-observance or non-performance by the Tenant of any of the said agreements, stipulations, obligations or conditions. In the event of any deduction being made by the Landlord from either of the said deposits in accordance herewith during the currency of this Agreement the Tenant shall forthwith on demand by the Landlord make a further deposit equal to the amount so deducted and failure by the Tenant so to do shall entitle the Landlord forthwith to re-enter upon the Premises and to determine this Agreement as hereinbefore provided in which event the said deposit shall be absolutely forfeited to the Landlord by way of liquidated damages (and not as penalty).

(g) (i) To fit out the interior of the Premises in accordance with such plans and specifications as shall have been first submitted by the Tenant to and approved in writing by the landlord in a good and proper workmanlike fashion using good quality materials and in all respects in a style appropriate to a first class office.

(ii) The Tenant shall observe and comply with the Fitting Out Guides & House Rules issued to the Tenant by the Building Manager in execution of fitting out works. The Tenant shall be responsible to pay to the Building Manager any fees or deposits in the manner more particularly prescribed in the Fitting Out Guides & House Rules.

(iii) The Tenant shall employ, at his own expenses, only the Landlord nominated consultants or contractors for the purpose of design appraisal, carrying out, installing and maintaining all such works associated with the connection of all electrical and mechanical engineering works and arrangements including but not confined to sprinkler system, security system, plumbing and drainage system and the air-conditioning system and all their ducting and controls unit from the Premises to the relevant main systems in the Building.

(iv) In carrying out any approved work hereunder, the Tenant shall cause his servants agents contractors and workmen to cooperate fully with the Landlord and with other tenants or contractors carrying out any work in the Building. The Tenant shall obey and cause his servants agents contractors and workmen to obey and comply with all instructions and directions which may be given by the Landlord its servants agents or other authorised representatives in connection with the carrying out of such work.

(v) Prior to the carrying out of the aforesaid approved works, the Tenant shall take out adequate insurance policy with a reputable insurance firm against any loss injury or damage to any person or property whatsoever caused through

or by any act default or neglect of the Tenant or its servants as a result of the carrying out of such approved works. The insurance policy shall also be endorsed to show the Landlord as registered owner of the Premises and as the co-beneficiary with the manager under the policy.

(h) To permit the Landlord and all persons authorized by the Landlord with or without workmen or others at all reasonable times by reasonable advance notice in writing (except in case of emergency) to enter and view the state of repair of the Premises, to take inventories of the Landlord's fixtures and fittings therein, to carry out any works or repairs which are required to be done and to show the Premises to prospective purchasers and during the last two months of the said term to show the Premises to prospective tenants provided that in so doing, the Landlord shall not prejudice the Tenant's use and occupation of the premises.

(i) On receipt of any notice from the Landlord or his authorized representatives specifying any works or repairs which are required to be done and which are the responsibility of the Tenant hereunder forthwith to put in hand and execute the same with all possible dispatch and without any delay.

(j) To give prompt notice to the Landlord or his agent of any damage that may be suffered to the Premises and of any accident to or defect in the water and gas pipes (if any) electrical wiring or fittings, fixtures or other facilities within the Premises.

(k) (i) Not without the prior written consent of the Landlord to erect, install or alter any fixtures, partitioning or other erection or installation in the Premises or any part thereof and not to cut maim or injure or permit or suffer to be cut maimed or injured any doors, windows, walls, beams, structural members or any part of the fabric of the Premises or any of the plumbing or sanitary apparatus or installations included therein.

(ii) Save in the case of the Premises being used as a Restaurant or food and beverage outlets as permitted in this Agreement, not to allow the preparation of food consumption of light refreshments for consumption by the Tenant's employee or guests excepted and not to cause or permit any offensive or unusual odours to be produced upon, permeate through or emanate from the Premises.

(iii) Not to produce or permit or suffer to be produced any excessive music or noise (including sound produced be broadcasting or any apparatus or equipment capable or producing, reproducing, receiving or recording sound) so as to be audible outside the Premises which may be a nuisance to other occupiers of the building.

(l) Not to appoint contractors other than those nominated by the Landlord to install remove or reposition the air conditioning fan coils, sprinkle heads and the raising floor within the Premises.

(m) Not to do or permit or suffer to be done any act or thing which may be or become a nuisance or annoyance to the Landlord or to the tenants or occupiers of other premises in the Building or in any adjoining or neighbouring building.

(n) Not to do or permit or suffer to be done any act deed, matter or thing whatsoever which amounts to a breach of any of the terms and conditions under which the Premises is held from the Government or whereby any insurance on the Premises and/or the Building and/or the Escalators against loss or damage by fire and/or claims by third parties for the time being in force may be increased Provided That if as the result of any act deed matter or thing done permitted or suffered by the Tenant, the premium on any such policy of insurance shall be increased, the Landlord shall be entitled at his option either to terminate this Agreement or to continue the same upon payment by the Tenant of the increased premium and upon such other terms and conditions as the Landlord may, at his discretion, think fit to impose.

(o) Not to use the Premises for the manufacture of goods or merchandise or for the storage of goods or merchandise other than stock reasonably required in connection with the Tenant's business carried on therein.

(p) Not to keep or store or permit or suffer to be kept or stored in

the Premises any arms ammunition gun-powder saltpetre kerosene or other explosive or combustible or hazardous goods or dangerous goods within the meaning of the Dangerous Goods Ordinance and the regulations thereunder or any statutory modification or re-enactment thereof.

(q) Not to use or permit or suffer the Premises to be used for gambling or for any illegal immoral or improper purposes or in any way so as to cause nuisance annoyance inconvenience or damage or danger to the Landlord or the tenants or occupiers of adjacent or neighbouring premises.

(r) Not to affix or display or permit or suffer to be affixed or displayed within or outside the Premises any signboard, sign decoration or other device whether illuminated or not which may be visible from outside the Premises without the written consent of the Landlord first having been obtained. Provided Always that the Tenant shall be entitled to have its name and business displayed in lettering and/or characters to a design and standard of workmanship approved by the Landlord on a signboard upon the front of the Premises. The Tenant shall not be entitled to change the business name without the previous written consent of the Landlord and without prejudice to the foregoing the Landlord may in connection with any application for consent under this Clause require the Tenant to produce such evidence as he may think fit to show that no breach of Clause 3(x) has taken place or is about to take place. The Landlord shall have the right to remove at the cost and expense of the Tenant any signboard sign decoration illuminated signs flags posters or thing which shall be affixed put up or displayed in contravention of this Clause. If any such signboard or structure (whether authorized or not) exists, the Tenant shall have to ensure proper maintenance and repair, and shall effect and maintain insurance cover in respect of Third Party Liability for loss injury or damage to any person or property whatsoever in respect of such structure. The Tenant shall, at Landlord's discretion, remove the signboard, sign decoration at Tenant's sole costs and expenses at the expiration or sooner determination of the lease term.

(s) Not to encumber or obstruct or permit to be encumbered or obstructed with any boxes, packaging or other obstruction of any kind or nature any of the entrances, staircases, landings, passages, lifts (if any) lobbies or other parts of the Building in common use and not to leave rubbish or any other article or thing in any part of the Building not in the exclusive occupation of the Tenant.

(t) To obey and comply with and to carry out at Tenant's sole cost and expenses during the terms of tenancy all building orders, which shall have been issued by the Building Department or any government department demanding rectification works to be carried out in the premises. Should the Tenant fail to comply with such Building orders, then :- (i) the Tenant shall bear all responsibility and indemnify the Landlord for the penalties imposed on the Landlord as a result of Tenant's breach of this clause and to further indemnify the Landlord against the breach of all ordinances, regulations, by-laws, rules and requirements of any governmental or other competent authority relating to the conduct and carrying on of the Tenant's business or profession on the Premises or any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any employee, agent or licensee of the Tenant; & (ii) The Landlord may proceed to comply with the said orders and to charge the Tenant all the costs of the works and incidental expenses

(u) To obey observe and comply with and perform all the covenants terms and conditions in the Deed of Mutual Covenant (if it shall have been executed) relating to the Building so far as they relate to the Premises and to indemnify the Landlord against the breach non-observance or non-performance thereof.

(v) To pay to the Landlord on demand all costs incurred by the Landlord in cleansing, clearing, repairing or replacing any of the drains, pipes or sanitary or plumbing apparatus leaking choked or stopped up owing to the careless or improper use or neglect by the Tenant or any employee, agent or licensees of the Tenant.

(w) To take all reasonable precautions to protect the interior of the Premises against damage by storm or typhoon or the like and to employ pest control whenever necessary during the term of tenancy.

(x) Not to assign, underlet, transfer or part with the possession of the Premises or any part thereof or any interest therein nor to enter into, permit or suffer any arrangement or transaction in any way whether by way of subletting lending sharing or other means whereby any person who is not a party to this Agreement shares or obtains the use occupation or possession of the Premises or any part thereof irrespective of whether any rental or other consideration is given for such use occupation or possession and in the event of any such transfer sub-letting sharing assignment or parting with the possession of the Premises (whether for monetary consideration or not) this Agreement shall absolutely determine and the Tenant shall forthwith vacate the Premises on notice to that effect from the Landlord. The Tenant shall assume all the liabilities for the act of unauthorized occupier(s), if any, and shall be responsible for all the losses and damages sustained or suffered by the Landlord resulting from the breach of this clause. Except as hereinbefore provided, the Tenancy shall be personal to the Tenant named in the Particulars to this Agreement and without in any way limiting the generality of the foregoing the following acts and events shall unless approved in writing by the Landlord be deemed to be breaches of this Clause:-

(i) In the case of a tenant which is a partnership the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

(ii) In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death insanity or disability of that individual, to the intent that no right to use possess occupy or enjoy the Premises or any part thereof shall vest in the executors administrators personal representatives next of kin trustee or committee of any such individual.

(iii) In the case of a tenant which is a corporation any take-over reconstruction amalgamation merger voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

(iv) The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use possess occupy or enjoy the Premises or any part thereof or does in fact use possess occupy or enjoy the same.

(v) The change of the Tenant's business name without the previous written consent of the Landlord which consent will not be unreasonably withheld or delayed.

(y) To use the Premises permitted in the Particulars of the preceding table.

(z) Without prejudice to the liability of the Tenant under any of the terms and conditions herein contained, to be responsible for all losses and damages sustained or suffered by the Landlord or any other person or persons or the property of the Landlord or such other person or persons as aforesaid and all damages which may be done to the Building directly or indirectly due to the defective condition or in any way connected with the use maintenance or repair by the Tenant of any advertising sign or poster or any other sign or thing whatsoever constructed erected installed and maintained by the Tenant under any provision hereof or otherwise, and further, the Tenant shall comply with all ordinances regulations and by-laws relating thereto, and the Tenant shall fully indemnify the Landlord against all claims proceedings actions costs expenses and demands whatsoever made upon the Landlord by any person or persons in respect of any damage or injury to persons or property in respect of any of the matters aforesaid.

(aa) To pay additional charges for central air conditioning supply outside normal office hours (as hereinafter defined) at the rate of HK$250.00 per hour (such rate is subject to change from time to time) if air conditioning supply outside office hour is required on any day, the Tenant will to the extent of the

Tenant's control at all times use and regulate the supply of air conditioning so as to ensure that such central air conditioning plant is employed to the best advantage in the conditions from time to time prevailing.

(ab) (i) Quietly to yield up the Premises together with all Landlord's fixtures, fittings and additions therein and thereto at the expiration or sooner determination of this tenancy pursuant to Clause 5(a) of this Agreement in good clean and tenantable repair and condition. In case there are any alterations or any fixtures or additions installed to the Premises which have been made or installed by the Tenant or its predecessor whether during the term hereof or at any time prior thereto upon or in the Premises with or without the Landlord's written consent, the Landlord may at its discretion require the Tenant at Tenant's expenses to remove all or part of such fixtures, fittings, additions, partitions, floor coverings, erections, and alterations to the condition more particularly described and set out in the First Schedule hereto before delivering up the Premises to the Landlord. If the Tenant fails to comply with this condition, the Landlord may carry out such reinstatement and charge the Tenant for all expenses so incurred. And upon delivery up of possession to surrender to the Landlord all keys giving access to all parts of the Premises held by the Tenant and to remove at the Tenant's expense any exterior signage all lettering and characters from all the doors, walls or windows of the Premises and to make good any damage caused by such removal. Tenant shall be responsible to the Landlord for any loss or liability resulting from delay by Tenant in surrendering the Premises, including without limitation any claims made by any succeeding occupant or tenant based on such delay.

(ii) To pay Mesne Profits equivalent to the proportional rent, rates and Management fee to the Landlord for the period as long as the Tenant, its agent, servant, contractor or Licensee stays in the Premises beyond the expiration date of the tenancy in order to finish the reinstatement/replacement works mentioned herein and to pay to the Landlord a sum of HK$3,000.00 or a sum equivalent to 10% of the total reinstatement cost, whichever is higher, as an administration fee in case Tenant fails to reinstate the Premises before expiration date of the Tenancy Agreement.

(ac) (i) If the Tenant shall fail to pay the rents or any other sum due under this Agreement the Tenant shall pay the Landlord interest on the rents or such other sum at the yearly rate of 2% over the prime rate from time to time quoted by the Hong Kong Association of Banks from the date when it was due to the date on which it is actually paid as and for liquidated damages only but not as penalty (and such interest shall be deemed to be rent due to the Landlord).

(ii) Nothing in the preceding clause shall entitle the Tenant to withhold or delay any payment of the rents or any other sum due under this Agreement after the date upon which it falls due, or in any way prejudice affect or derogate from the rights of the Landlord in relation to the said non-payment, including (but without prejudice to the generality of the foregoing) the Landlord's power of re-entry contained in the Agreement.

(ad) To pay to the Landlord on an indemnity basis all reasonable costs, fees, charges, disbursements and expenses (including but without prejudice to the generality of the foregoing those payable to Counsel, Solicitors and bailiffs) incurred by the Landlord in relation or incidental to the recovery or attempted recovery of arrears of rent or other sums due from the Tenant.

(ae) To be responsible for, and to keep the Landlord fully indemnified against, all damage, damages, losses, costs, expenses, actions, demands, proceedings, claims and liabilities made against or suffered or incurred by the Landlord arising directly or indirectly out of :-

(i) any act omission or negligence of the Tenant or any persons at the Premises expressly or impliedly with the Tenant authority, or

(ii) any breach or non-observance by the Tenant of the covenants, conditions or other provisions of this Agreement.

(af) To employ for the cleaning of interior of the Premises only such

cleaning contractors as nominated by the Landlord and to cause such cleaning services to be carried out only between the hours and days as shall have been approved by the Landlord or the Building Manager beforehand.

(ag) Not to make delivery of goods for sale or display or furniture equipment fittings or bulky items in and out of the Building from Monday to Friday from 8:30 a.m. to 5:30 p.m. and for Saturday from 8:30 a.m. to 1:30 p.m. and through such service entrances and by such service lifts (if any) as shall be designated by the Landlord for this purpose from time to time and under no circumstances to use passenger lifts for goods delivery purposes at any time.

(ah) To strictly observe and perform the Fitting Out Guides & House Rules (if any), which shall form part of this Agreement. The Tenant shall at all time during the term of tenancy observe and comply all the rules and conditions of the Fitting Out Guides & House Rules. The Building Manager may from time to time revise the rules and conditions as it deems fit. However, if any rules contradict the terms of this Agreement, the terms of this Agreement shall prevail.

(ai) To effect and maintain, but without prejudice to its liability to indemnify the Landlord hereunder, during the currency of this Agreement insurance cover in respect of the following :-

(i) Third Party :-
In respect of liability for loss injury or damage to any person or property whatsoever caused through or by any act default or neglect of the Tenant which might give rise to claim or neglect of the Tenant. The Policy of insurance shall be effected with a reputable insurance company approved by the Landlord and shall be endorsed to show the Landlord as owner of the Building and shall be in an amount of not less than HK$1,000,000.00 (Hong Kong Dollars One Million Only) or at a higher amount as the Landlord thinks fit and shall contain a clause to the effect that the insurance cover thereby affected and the terms and conditions thereof shall not be cancelled modified or restricted without the prior consent of the Landlord. The Tenant hereby further undertakes to produce to the Landlord such policy of insurance together with a receipt for the last payment of premium and a certificate from the insurance company that the policy is in all respects valid and subsisting;

(ii) Windows Glass :
All windows and glass now or hereafter on or in the Premises for its full replacement value;

(iii) Water Damage :-
Against damage to stock fixtures and fittings for the full insurable value thereof occurring in respect of the use or misuse of the fire sprinkler system installed within the Premises or the incursion of water therein;

(iv) Tenant's Fittings and Stock :-
The Tenant's fittings stocks and equipment within the Premises against fire and extraneous perils for their full replacement value;

(aj) Not to use or permit or suffer the Premises or any part thereof to be used as sleeping quarters or as domestic premises within the meaning of the Landlord and Tenant (Consolidation) Ordinance Cap. 7 or other similar legislation for the time being in force nor to allow any person to remain in the Premises overnight without the Landlord's prior permission in writing. Such permission shall be given at the full discretion of the Landlord and shall only be given to enable the Tenant to operate its business or to post watchmen to guard the contents of the Premises.

(ak) Not without the previous written consent of the Landlord, to alter the existing locks, bolts and fittings on the entrance doors to the Premises, nor to install any additional locks, bolts or fittings thereon.

(al) Not to move any safe, heavy machinery, equipment or fixtures in and out of the Building or install or permit or suffer to be installed in the Premises any such safe, heavy, machinery, equipment or fixtures without first obtaining the Landlord's written consent. The intention being that no weight shall be

imposed on any part of the flooring in excess of that for which it was designed. The Landlord shall be entitled to prescribe the maximum weight and permitted location of such safe, heavy machinery, equipment or fixtures. The Tenant shall keep the Landlord indemnified against all damages sustained by any person or property and of any damages or moneys paid out by the Landlord in settlement of any claim or judgment as well as legal costs incurred in connection therewith and all costs incurred in repairing any damage to the Premises or the Building and its appurtenances resulting from movement of any safe, heavy machinery, equipment or fixtures.

(am) Not to keep or permit or suffer to be kept any animals or pets inside the Premises and to take all such steps and precautions to the satisfaction of the Landlord to prevent the Premises or any part thereof from becoming infested by termites, rats, mice, cockroaches or any other pest or vermin and for better observance of this provision the Landlord may require the Tenant to employ at the Tenant's cost such pest extermination contractors as the Landlord may direct.

4. The Landlord hereby agrees with the Tenant as follows :-

(a) To pay the Government Rent and property tax payable in respect of the Premises.

(b) That the Tenant paying the rent hereby agreed to be paid on the days and in manner herein provided for payment of the same and rates and observing and performing the covenants agreements stipulations and conditions herein contained and on the Tenant's part to be observed and performed shall peaceably hold and enjoy the Premises during the said term without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

(c) To keep the common areas and other parts of the said building for common use clean and in proper condition.

5. IT IS HEREBY FURTHER EXPRESSLY AGREED AND DECLARED as follows :-

(a) If the rent hereby agreed to be paid or any part thereof shall be unpaid for fifteen (15) days after the same shall become payable (whether legally or formally demanded or not) or if the Tenant shall fail or neglect to observe or perform any covenants, agreements, stipulations or conditions herein contained and on the Tenant's part to be observed and performed then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter the Premises or any part thereof in the name of the whole whereupon this Agreement shall absolutely cease and determine and the Deposit paid hereunder shall be forfeited to the Landlord as and for liquidated damages and not as penalty but without prejudice to any right of action by the Landlord in respect of any outstanding breach or non-observance or non-performance of any of the covenants, agreements, stipulations and conditions herein contained and on the Tenant's part to be observed and performed. For the enforcement of this clause, the tenant agrees that the landlord may in its absolute discretion employ enforcement agents, such as security guards, locksmiths, technicians and persons with necessary skills to break open the premises and physically re-enter and repossess the premises. The tenant hereby declares that it will not claim for any damages or take any legal action against the Landlord and the above mentioned agents for such enforcement actions.

(b) A written notice served by the Landlord on the Tenant in manner hereinafter mentioned to the effect that the Landlord thereby exercises the power of re-entry herein contained shall be a full and sufficient exercise of such power without actual entry on the part of the Landlord.

(c) Acceptance of rent by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach non-observance or non-performance by the Tenant of any of the agreements, stipulations and conditions herein contained and on the Tenant's part to be observed and performed.

(d) There shall be central air conditioning supply to the premises during normal office hours as set out in the particulars of the preceding table.

(e) The Landlord shall not be under any liability to the Tenant or to any other person whosoever in respect of any loss or damage to person or property sustained by the Tenant or any such other

person on account of the defective or damaged condition (whether inherent or not) of the designs of the building (including but not limited to the floor plan layout structure and building facilities), the Premises or the Landlord's fixtures therein or any part thereof or on account of shutting down/interruption of electricity, air-conditioning, gas or water supply or defective electronic/digital system, installation and devices due to whatever cause and in particular the Landlord shall not be responsible to the Tenant or any person or persons as aforesaid for any damage whatsoever caused by or through or in any way owing to typhoon or any other cause the overflow or leakage of water or escape of fumes smoke fire electric or the dropping of cigarette ends, broken pieces of glass or any other substance or thing from anywhere within the Building. The Tenant shall fully and effectually indemnify the Landlord from and against all claims and demands made against the Landlord by any person in respect of any loss including the loss of profit, damage or injury caused by or through or in any way owing to the neglect or default of the Tenant his servants, agents or licensees or to the defective or damaged condition of the interior of the Premises or any fixtures or fittings for the repair of which the Tenant is responsible hereunder and against all costs and expenses incurred by the Landlord in respect of any such claim or demand.

(f) For the purpose of these presents any act, default neglect or omission of any contractor, guest, visitor, servant, licensee, agent or customer of the Tenant shall be deemed to be the act, default, neglect or omission of the Tenant.

(g) For the purpose of distress for rent under Part III of the Landlord and Tenant (Consolidation) Ordinance (Chapter 7) of the Laws of Hong Kong and of these presents, the rent payable in respect of the Premises shall be and be deemed to be in arrears if not paid in advance at the time and in manner hereinbefore provided for payment thereof.

(h) During the two months immediately preceding the expiration of the term hereby created, the Landlord shall be at liberty to affix and maintain without interference upon any external part of the Premises a notice stating that the Premises are to be let or for sale and such other information in connection therewith as the Landlord shall reasonably require which notice the Tenant shall not conceal or remove.

(i) Any notice required to be served hereunder shall, if to be served on the Tenant, be sufficiently served if addressed to the Tenant and sent by registered post to or delivered at the Premises or the Tenant's last known place of business or residence in Hong Kong and, if to be serve on the Landlord shall be sufficiently served if addressed to the Landlord and sent by registered post to or delivered at the Landlord's last place of business or residence in Hong Kong. A notice sent by post shall be deemed to have been given 48 hours after posting. Any notice sent by facsimile transmission shall be deemed to have been given at the time of dispatch to the last known facsimile number in Hong Kong of the Tenant, provided however that any notice to the Landlord shall only be effective upon actual receipt thereof by the Landlord.

(j) If for any reason whatsoever the rateable value of the Premises is increased to a figure in excess of the rateable value as at the date hereof or if the rates payable shall be increased then and in any such case the Tenant shall during the continuance of the term of this Agreement bear such increase in rates (in the event of such increase being by reason of any decorations alterations or other works or improvements carried out by the Tenant on the Premises) increase in property tax and the amount of such increase or increases shall form part of the rent and be recoverable accordingly.

(k) Without prejudice to the generality and effect of Clause 5(a) of this Agreement, if any of the following events or states of affairs should happen or occur, the Tenant is deemed to have committed a breach of condition of this Agreement :-

i. The Tenant becoming bankrupt;

ii. The Tenant, being a corporation, going into liquidation;

iii. The Tenant making any composition or arrangement with creditors;

iv. The Tenant suffering any execution to be levied on the Premises or otherwise on his goods;
v. The Tenant being otherwise insolvent; and
vi. The Tenant shall suspend business without the Landlord's prior consent, if the Premises are let for business or commercial purpose.

(l) The Landlord does not warrant that the Premises are fit for any particular purpose whatsoever intended to be used by the Tenant and shall not be responsible or liable to the Tenant for any damages or loss in respect thereof.

(m) If after the Tenant has vacated the Premises at the expiration or sooner determination of the Term any effect or article of the Tenant remains in or on the Premises, and the Tenant fails to remove it within seven days after being requested by the Landlord so to do, or if after using its best endeavours the Landlord is unable to make such a request to the Tenant within fourteen days from the first attempt so made by the Landlord :-

(i) the Landlord may as the agent of the Tenant sell or otherwise dispose of such effect or article, provided that the Tenant will indemnify the Landlord against any liability incurred by the Landlord arising out of any such sale or disposition or to any third party whose effect or article shall have been sold by the Landlord in the bona fide mistaken belief (which shall be presumed unless the contrary be proved) that such effect or article belonged to the Tenant and that all costs and expenses of and incidental to any such sale or disposition shall be borne by the Tenant and be first deducted from the proceeds of sale or disposition,

(ii) if the Landlord having made reasonable efforts is unable to locate the Tenant the Landlord shall be entitled to retain the said proceeds of sale or disposition absolutely unless the Tenant shall claim the same within three months of the date upon which the Tenant vacated the Premises, and

(iii) the Tenant shall indemnify the Landlord against any damage occasioned to the Premises or the Building or any adjacent or neighbouring premises of the Landlord and any actions, claims, proceedings, costs, expenses and demands made against the Landlord caused by or related to the presence of the effect or article in or on the Premises.

(n) If the Tenant uses the Premises for any purpose in contravention of the provisions of the Government Lease or the occupation permit, the Landlord shall be entitled to determine this Agreement forthwith and the Tenant shall forthwith vacate the Premises upon notice in writing to that effect from the Landlord.

(o) Notwithstanding anything herein contained the Landlord reserves the right to repair, maintain, renovate, improve, extend ,add to, alter or reduce the Building or otherwise change or close or re-design or re-align the common areas or any part thereof (including but not limited to entrances, passages, corridors , G/F lift lobby and staircases) any common facilities (including but not limited to lifts, escalators and toilets) of the Building from time to time or in any manner whatsoever alter or deal with the Building or any part thereof (including the right to alter the shop front, exit(s) and entrance(s) of the Premises) without being liable to the Tenant or any other person or party for any loss or damage arising therefrom, Provided Always that in exercising such right the Landlord shall endeavour to cause as little inconvenience to the Tenant as is practicable in the circumstances;

6. If the Premises or the Building or any part thereof shall at any time during the tenancy be destroyed or damaged or become inaccessible owing to fire water storm typhoon defective construction white ants earthquake subsidence of the ground or any calamity beyond the control of the Landlord and not attributable directly or indirectly to any act or default of the Tenant so as to render the Premises unfit for office use or inaccessible or if at any time during the continuance of this Tenancy the Premises or the Building shall be condemned as a dangerous structure or a demolition order or closure order not attributable directly or indirectly due to any act or default of the Tenant shall become operative in respect of the Premises or the Building then the rent hereby reserved or a fair proportion thereof according

to the nature and extent of the damage sustained or order made shall after the expiration of the then current month be suspended until the Premises or Building shall again be rendered accessible and fit for Office use Provided that should the Premises or the Building not have been reinstated in the meantime either the Landlord or the Tenant may at any time after three months from the occurrence of such damage or destruction or order given to the other of them notice in writing to determine this present tenancy and thereupon the same and everything herein contained shall cease and be void as from the date of the occurrence of such destruction or damage or order or of the Premises becoming inaccessible or unfit for Office use but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the agreements stipulations terms and conditions herein contained or of the Landlord in respect of the rent payable hereunder prior to the coming into effect of the suspension, Provided that in any such event there shall not give rise to a duty under this Agreement to rebuild or reinstate the Premises on the Landlord. If this unfortunate event shall have happened or occurred, the Tenant shall have no right to claim for any damages including, inter alias, loss of profit, decoration expenses on the Premises and third party liabilities.

7. The Landlord shall at any time and from time to time during the term hereby granted be entitled to change the name of the Building or any part or parts thereof and in respect thereof the Landlord shall not be liable in damages to the Tenant or be made a party to any other proceedings or for costs or expenses of whatsoever nature incurred by the Tenant as a result of such change.

8. The Tenant hereby expressly declares that for the grant of the said term no key money or other consideration has been paid to the Landlord or to any person.

9. The Tenant hereby expressly admits and acknowledges that he will take up vacant possession of the Premises on the date specified in the preceding table as rent-free period for fitting out the Premises during which period the Tenant shall observe and comply with all terms and conditions herein contained other than the stipulation for payment of rent.

10. Subject as hereinbefore provided the deposit paid shall be refunded to the Tenant by the Landlord without interest within 14 days (or a reasonable period of time in case there is dispute over reinstatement of premises and /or other claims) after the expiration or sooner determination of this Agreement and delivery of vacant possession to the Landlord and after full settlement of any outstanding claim by the Landlord against the Tenant for any arrears of rents rates and other charges and for any breach non-observance or non-performance of any of the agreements stipulations terms and conditions herein contained and on the part of the Tenant to be observed and performed. The Landlord shall be entitled to deduct from the deposit the amount of any loss, damages, costs or expenses, including but not limited to reinstatement expenses and Mesne Profit thereby incurred stipulated in Clause 3(ab)(ii) sustained by the Landlord as a result of any breach, non-observance or non-performance by the Tenant of any of the terms, covenants or conditions of this Agreement but without prejudice to the Landlord's right of action against the Tenant for damages in excess thereof.

11. In the event of any closure or prohibition order, injunction or other judicial order or decree or notice being served upon the Landlord or the Tenant prohibiting the Premises from being used for the purpose hereinbefore provided or in the event of the Landlord being desirous of redeveloping the premises, then and in such event the Landlord may by 6 (six) months' notice in writing served upon the Tenant terminate the term hereby granted and upon expiration of such notice, the tenancy hereby created shall cease and be deemed null void and of no further effect and the Tenant shall forthwith vacate and deliver up vacant possession of the Premises to the Landlord.

12. In case the Tenant fails to pay up the monthly rental on the due day resulting in the issue of a reminder letter from the Landlord or its Agent, the Tenant shall be responsible to pay all the fees thus involved including but not limited to a sum of HK$500.00 payable to the Landlord being the handling fee for the additional work caused to the Landlord.

13. This Agreement including the Schedule hereto constitutes the entire agreement between the parties hereto with respect to the tenancy of the Premises and contains all the agreements, representations, warranties and conditions between the parties in connection therewith and supersedes all previous agreements, understandings, representation, brochures, graphics or descriptions, negotiations and discussions, whether written or oral, of the parties in relation thereto (including without limitation any letter of offer and letter of acceptance, sales brochures/flyers, advertisements if any, which may have been issued and executed prior to this Agreement by the parties hereto, their employees or agents). For the avoidance of doubt, neither party

may claim for damages arising out of previous representations. This Agreement shall not be amended or modified in any respect except as expressly provided for herein or by mutual agreement of the parties hereto in writing;

14. (a) If at any time during the term of the tenancy hereby created, the Landlord shall sell or otherwise assign the Premises to a new owner ("the New Owner"), the Landlord may at any time transfer to the New Owner the said deposit and any further deposits (subject to the Landlord's right of deduction aforesaid) on the condition and provided that the Landlord shall obtain a covenant from the New Owner in favour of the Tenant that the New Owner shall hold the deposit in accordance with the terms and conditions of this Lease. Upon such transfer and on the condition hereinbefore provided, the Landlord (which in this context shall exclude its assigns) shall be released of its liability and obligation under this Agreement to refund the said deposit and any further deposits or any balance thereof to the Tenant. The Tenant shall claim for the refund of the said deposit and any further deposits or the balance thereof from the New Owner only.

(b) The Tenant further agrees with the Landlord to enter into a Novation Agreement made between tenant as Tenant of the first part, Landlord as Landlord of the second part and New Owner of the third part that the Landlord shall be released and discharged from all claims and demands whatsoever in respect of the Tenancy Agreement and that the New Owner shall accept the liability of the Tenancy Agreement in lieu of the liability of the Landlord and agree to be bound by the terms of the Tenancy Agreement in every way as if the New Owner were named in the Tenancy Agreement as a party thereto in place of the Landlord provided always the rights, obligations and liabilities of Tenant under the Tenancy Agreement shall remain unchanged.

15. The handover record of the premises on which tenant signs on the day of handing over shall form part of this Agreement.

16. Notwithstanding anything hereinbefore contained to the contrary, the Landlord hereby further agrees with the Tenant that :-

(i) Tenant shall have the right of first refusal to lease Unit B, 9/F of On Hing Building at the rent mutually agreed by the Landlord and Tenant in case the said unit becomes available for lease during the lease term.

(ii) In the event that the Tenant has committed to lease any other office unit within the same building, the Tenant will not be charged for administration fee or liquidated damages for such relocation.

17. If there is any conflict between the contents of the Particulars, Schedules, or Annexure and those stipulated in the clauses of the Agreement, the contents of the clauses of the Agreement shall prevail.

18. Each party shall pay its own cost of and incidental to the preparation of this agreement. The stamp duty on this Agreement and its counterpart shall be borne by the parties hereto in equal shares.

19. Unless the context otherwise requires, words herein importing the masculine gender shall include the feminine gender and neuter gender and words herein in the singular shall include the plural and vice versa.

20. This Agreement shall be construed in accordance with the laws of Hong Kong and the parties hereto agree to submit themselves to the non-exclusive jurisdiction of the Hong Kong Courts.

AS WITNESS the hands of the parties hereto the day and year first above written.

THE FIRST SCHEDULE

SCOPE OF REINSTATEMENT WORKS (OFFICE PREMISES)

(A) Tenants are required to reinstate the tenanted premises to bare shell condition at the expiration or sooner determination of the tenancy at their expense. Tenant undertakes to indemnify the Landlord for any damages and claims which may arise as the works are carried out. Tenant shall seek expert advice as and when necessary. Common reinstatement works to arrive bare shell condition shall generally include, but not limited to, the following :-

1. Remeval of all abandoned articles or furniture.

2. Removal of illegal structure(s) not shown on the approved building plans.

3. Removal of all additional fixtures or decorations such as carpets, floor coverings, wall papers, false ceiling, partitions, signage, etc.

4. All partition wall, doors, windows, plumbing works, which had been added/removed/altered by tenant must be reinstated and made to function.

5. All fire services installation systems, electric systems, air-conditioning systems, fan coil units, air-ducting, etc., which had been added/removed/altered by tenant must be reinstated and made to function by Landlord's nominated contractor.

6. Unless provided by the Landlord, all electric fixtures, lighting sockets conduits, wirings, cables, telephone wiring and sockets, except the main switched MCB Board, must be removed by qualified electrical contractor.

7. All gas-fittings including gas-meter and gas-pipes must be removed by authorized gas contractor.

8. All openings on the windows must be properly mended and sealed with glass pane by Landlord's nominated contractor.

9. All damaged or scratched curtain wall glass panels (curtain wall windows) must be replaced.

10. All wall/ceiling must be touched up to plain and smooth rendering with two coats of emulsion paint (color to be determined by the Landlord) being applied.

11. All flooring, except tiled flooring in lavatory under approved building plans, must be touched up to plain and smooth with cement/sand screening surface.

12. Follow Building Handbook guideline on noise, dust and smell mitigation.

(B) The above reinstatement works are listed for reference only. The Landlord may request the tenants to reinstate the premises to a particular configuration as he reasonably thinks fit. Notwithstanding the above, tenants shall also pay particular attention to the following :-

1. No structural damage will be caused to the premises.

2. No electrical and mechanical installations or appliances provided by the Landlord shall be removed.

3. Tenants shall employ a qualified contractor to carry out the reinstatement works in good workmanship standard as well as preliminary evaluation and dismantling works with care. Tenants shall consult the Landlord in case of doubt.

4. No reinstatement work shall affect the proper operation of air-conditioning and fire sprinkler systems, if any.

5. Buy sufficient insurance and naming Landlord as additional insured.

6. Pre-reinstatement conference among Landlord, tenant and contractor a must.

Appendix I - Examples
Appendix II - Standard of Reinstatement Works

SIGNED by the Landlord by their lawful attorney HIP SHING HONG DEVELOPMENT COMPANY LIMITED by in the presence of :-	)	FOR & ON BEHALF OF HIP SHING HONG DEVELOPMENT CO., LTD. .... Director(s)
SIGNED by the Tenant by in the presence of :-	)	For and on behalf of WEALTHCRAFT SYSTEMS LIMITED .... Authorized Signature(s) KELLY J. TALLAS P982858(7)
RECEIVED on the day and year first above written of and from the Tenant the sum of DOLLARS EIGHTY THREE THOUSAND SIX HUNDRED SIXTY TWO AND CENTS FIFTY ONLY Hong Kong Currency being the aggregate of rental deposit of HK$70,176.00; rates deposit of HK$2,062.50 and management fee deposit of HK$11,424.00 above expressed to be paid by Tenant to the Landlord as cash deposit.	)	HK$83,662.50 =========== FOR & ON BEHALF OF HIP SHING HONG DEVELOPMENT CO., LTD. .... Director(s)

ON HING BUILDING

9th Floor plan


27 400
16 238
10 032
OFFICE A
OFFICE B
OFFICE C
OFFICE D
LIFT LOBBY
5 800
8 200
6 500
6 900
13 700
13 700

TYPICAL FLOOR PLAN

For the purpose of indentification only

Appendix I – Examples

Office A - Before Reinstatement



Office A - Satisfactory Reinstatement



Office B - Before Reinstatement



Office B - Satisfactory Reinstatement



Appendix II – Standard of Reinstatement Works

(a) Wall





(b) Floor





(c) Curtain Wall









(d) Removal of iron gate





(e) Removal of garbage





(f) Reinstatement of sprinkler system



